Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205538 on Form S-8 of our reports dated March 15, 2021, relating to the consolidated financial statements of Seritage Growth Properties and subsidiaries and the effectiveness of Seritage Growth Properties and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Seritage Growth Properties and subsidiaries for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 15, 2021